Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268124

7,433,757 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offering and resale, from time to time, by the selling stockholders identified herein (the “Selling Stockholders”) of (a) up to 4,285,715 shares of common stock issuable upon the exercise of outstanding warrants, which were issued by us on July 27, 2022 in connection with a repricing of existing warrants held by a single institutional investor and (b) up to 3,148,042 shares of common stock issued on October 26, 2022 in a private placement pursuant to private exchange agreements dated October 25, 2022. Please see “Private Placement of the Common Stock and Warrants” beginning on page 21 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. Upon the cash exercise of the warrants however, if all such warrants are exercised, we will receive the exercise price of such warrants, for an aggregate amount of approximately $7.1 million.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 23 of this prospectus for more information. For information on the Selling Stockholders, see the section entitled “Selling Stockholders” on page 22 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “BFRI.” On November 1, 2022, the last reported sale price per share of our common stock was $1.07.

The Selling Stockholders will offer their shares at prevailing market prices or privately negotiated prices.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company”, as defined under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 7, 2022.

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ABOUT THIS PROSPECTUS

We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We and the Selling Stockholders have not done anything that would permit the sale of our common stock being offered by the Selling Stockholders in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Biofrontera” and similar references refer to Biofrontera Inc. References in this prospectus to the “Biofrontera Group” refer to Biofrontera AG and its consolidated subsidiaries, Biofrontera Pharma GmbH (individually, “Biofrontera Pharma”), Biofrontera Bioscience GmbH (individually “Biofrontera Bioscience”), Biofrontera Neuroscience GmbH Biofrontera Development GmbH. References in this prospectus to “Ferrer” refer to Ferrer Internacional S.A. References in this prospectus to Biofrontera’s “Licensors” refer collectively to Biofrontera Pharma, Biofrontera Bioscience and Ferrer. References in this prospectus to “Ameluz Licensor” refer collectively to Biofrontera Pharma and Biofrontera Bioscience. References in this prospectus to “Cutanea” refer to Cutanea Life Sciences, Inc., which was acquired by Biofrontera in 2019.

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. Our most recent fiscal year ended on December 31, 2021.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

We have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this annual report are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor, to such trademarks and trade names.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors,” included elsewhere in this prospectus and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our most recent Annual Report on Form 10-K, or Form 10-K, which is incorporated by reference herein, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a U.S.-based biopharmaceutical company specializing in the commercialization of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that result in sun damage to the skin. Our principal licensed product focuses on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer. We also market a topical antibiotic for treatment of impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the Ameluz Licensor’s Food and Drug Administration, or FDA, approved medical device, RhodoLED® lamp series, consisting of the BF-RhdoLED® and the RhodoLED® XL lamps, for photodynamic therapy, or PDT (when used together, “Ameluz® PDT”) in the United States for the lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the United States under an exclusive license and supply agreement, or Ameluz LSA. See “Business—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience” in our Form 10-K for more information. Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the RhodoLED® lamp series comprising the BF-RhodoLED® and the new, more advanced RhodoLED® XL in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications that the Ameluz Licensor may pursue. We have the authority under the Ameluz LSA in certain circumstances to (i) take over clinical development with respect to the indications the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA), ii) take over regulatory work and manufacturing responsibilities from the Ameluz Licensor, and iii) to offset the costs of such operations by adjusting the transfer price for Ameluz® or to reduce the transfer price at a fixed ratio. The Ameluz Licensor does not have any obligation under the Ameluz LSA, to perform or finance clinical trials to promote new indications beyond those the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA). Under the Ameluz LSA, further extensions of the approved indications for Ameluz® photodynamic therapy in the United States are anticipated.

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended, or Xepi LSA, with Ferrer that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc.

On March 25, 2019, we acquired Cutanea from Maruho Co., Ltd. In November 2018, Cutanea had just launched Xepi®, a prescription cream for the treatment of impetigo. The acquisition of Cutanea in March 2019 has enabled us to market an FDA-approved drug that has already been introduced in the U.S. market. Although recent developments with respect to the third-party manufacturer that was providing our supply of Xepi® have impacted the timing of sales expansion and improved market positioning, we believe that Xepi® has the potential to be another innovative product with a large market potential in our portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Intangible Assets and Impairment Assessment” in our Form 10-K.

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As a licensee, we rely on our licensors to conduct clinical trials in order to pursue extensions to the current product indications approved by the FDA. Currently, the Ameluz Licensor has initiated clinical trials for the following changes in the label and new indications with respect to our flagship licensed product Ameluz® and the RhodoLED® lamp series. These studies are all being pursued as part of the Investigational New Drug Application that the Ameluz Licensor submitted to the FDA in 2017 for the development of Ameluz®/in combination with the BF-RhodoLED® lamp to treat superficial basal cell carcinoma.

Clinical Phase
Product	Indication / comments	Pre-clinical	I	II	III	Approval process	Status

Ameluz® in combination with RhodoLED® XL(1)	Actinic Keratosis on face & scalp(2)		●				Safety study using 3 tubes of Ameluz®; IRB approval obtained; protocol registered with the FDA; patient recruitment started in December 2021
Ameluz® in combination with RhodoLED®	Superficial basal cell carcinoma(3)				●		Special protocol assessment by the FDA prior to study start, patient recruitment is ongoing, last patient in expected by end of 2022

Ameluz® in combination with RhodoLED® XL	Moderate to severe acne			●			IRB approval obtained; study protocol registered with FDA in October 2021; patient recruitment started in December 2021

(1)	BF-RhodoLED® lamp was approved in 2016. FDA did not request any further clinical trials for RhodoLED®-XL lamp, which was subsequently approved in October 2021.
(2)	Phase II and Phase III trials not anticipated to be required for label change.
(3)	Additional Phase I and Phase II trials not required, because Ameluz® is an approved drug.

We have the authority under the Ameluz LSA with respect to each of the indications described in the table above (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Ameluz Licensor, if they are unable or unwilling to perform these functions appropriately. The Ameluz Licensor may choose, but has no obligation under the Ameluz LSA, to seek FDA approval with respect to additional indications. Although we have the exclusive license in the United States to sell any and all indications developed by the Ameluz Licensor (including indications in the future that are not listed in the Ameluz LSA), the pursuit of any additional indications beyond those identified in the Ameluz LSA by us, if the Ameluz Licensor declined to pursue such additional indication, would need to be separately negotiated between us and the Ameluz Licensor.

The current development pipeline is intended to expand commercialization in the United States of Ameluz®, as a combination product with the RhodoLED® lamp series, by means of marketing additional indications for our licensed products. The Ameluz LSA entitles us to an exclusive license in the United States of the products covered under the Ameluz LSA which includes any future indications for the licensed products that the Biofrontera Group may pursue with the FDA.

Although we support Biofrontera Bioscience in the management of the clinical studies with medical expertise and clinical monitoring, we currently do not have the ability to conduct clinical trials on our own, nor do we exercise any control over the progress of clinical trials for our licensed products. Under the Ameluz LSA and the Xepi LSA, our Licensors’ control clinical development for the applicable licensed product. With respect to each of the FDA applications and clinical studies identified in the Ameluz LSA and under certain circumstances, for example, if the Ameluz Licensor fails to pursue mutually beneficial clinical development, we may choose to organize and finance trials and subtract the cost from the transfer price of future shipments.

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We are unaware of any immediate or near-term plans of Ferrer for a U.S.-market focused development pipeline.

Our Strategy

Our principal objective is to increase the sales of our licensed products. The key elements of our strategy include the following:

●	expanding our sales in the United States of Ameluz® in combination with the RhodoLED® lamp series for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be a leading photodynamic therapy product in the United States by growing our dedicated sales and marketing infrastructure in the United States;

●	expanding our sales of Xepi® for treatment of impetigo by improving the market positioning of the licensed product; and

●	leveraging the potential for future approvals and label extensions of our licensed portfolio products that are in the pipeline for the U.S. market through the LSAs with the Licensors.

Our strategic objectives also include further expansion of our product and business portfolio through various methods to pursue selective strategic investment and acquisition opportunities to expand and support our business growth, including but not limited to:

●	In-licensing further products or product opportunities and developing them for the U.S. market;

●	procuring products through asset acquisition from other healthcare companies; and

●	procuring products through share acquisition of some or all shares of other healthcare companies, including the possible acquisition of shares of our former parent company and significant stockholder, Biofrontera AG.

Company History and Management Team

We were formed in March 2015 as Biofrontera Inc., a Delaware corporation, and a wholly owned subsidiary of Biofrontera AG, a company organized under German law. On November 2, 2021, we consummated our initial public offering of 3,600,000 units (each consisting of (i) one share of our common stock and (ii) one warrant entitling the holder to purchase one share of our common stock at an exercise price of $5.00 per share) and 540,000 additional warrants not included in the units.

As of November 2, 2022, Biofrontera AG holds approximately 29.96% of the outstanding shares of our common stock. We entered into an Amended and Restated Master Contract Services Agreement, or Services Agreement, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the Biofrontera Group’s IT resources as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs. If we deem that the Biofrontera Group should continue to provide these services we will execute a statement of work under the Services Agreement with respect to such services. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance and investor relations services, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they are needed and 2) whether they can or should be obtained from other third-party providers.

Our management team includes Erica Monaco as Chief Executive Officer, Fred Leffler as Chief Financial Officer and Prof. Dr. Hermann Lübbert as Executive Chairman. Day-to-day operations are overseen by Ms. Monaco as our Chief Executive Officer and Mr. Leffler as our Chief Financial Officer, and Prof. Dr. Lübbert’s service as Executive Chairman enables our management team to benefit from his experience.

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Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus and in our most recent Annual Report on Form 10-K , which is incorporated by reference herein, may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	Currently, our sole source of revenue is from sales of products we license from other companies. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

●	Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

●	Our business depends substantially on the success of our principal licensed product Ameluz®. If the Ameluz Licensor is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

●	The Ameluz Licensor currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Ameluz Licensor fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Ameluz Licensor, our business could be materially harmed.

●	If our Licensors or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.

●	The Biofrontera Group has been involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

●	The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.

●	We are fully dependent on our collaboration with the Ameluz Licensor for our supply of Ameluz® and RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Ameluz Licensor, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Ameluz Licensor if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.

●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.

●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.

●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

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●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

●	If we fail to obtain additional financing, we may be unable to complete the commercialization of Xepi® and other products we may license.

●	We have identified a material weakness in our internal control over financial reporting, resulting from control deficiencies related to management’s review of work performed by specialists. If we are unable to remediate this material weakness, of if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

●	As of November 2, 2022, Biofrontera AG beneficially owns approximately 29.96% of our outstanding shares of common stock and will be able to exert significant control over matters subject to stockholder approval and its interests may conflict with ours or yours in the future.

●	Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.
●	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
●	Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Corporate Information

We were incorporated in March 2015 and commenced operations in May 2016. Our first commercial licensed product launch was in October 2016. Our corporate headquarters are located at 120 Presidential Way, Suite 330, Woburn, Massachusetts 01801. Our telephone number is 781-245-1325. Our principal website address is www.biofrontera-us.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

●	we are permitted to provide only two years of audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in any registration statement or report prior to the filing of our first annual report on Form 10-K;

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., critical audit matters);

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●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have greater than or equal to $1.07 billion in annual gross revenue, have greater than or equal to $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

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The Offering

Issuer	Biofrontera Inc.

Securities offered by the Selling Stockholders	7,433,757 shares of common stock consisting of (a) 3,148,042 shares of common stock currently outstanding and (b) 4,285,715 shares of common stock issuable upon the exercise of warrants

Common stock outstanding	26,699,002 shares as of November 2, 2022

Common stock outstanding assuming the exercise of all warrants whose underlying shares are being offered hereby	30,984,717 Shares.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholders. Upon exercise of the warrants for an aggregate 4,285,715 shares of common stock by payment of cash however, we will receive the exercise price of the warrants, or an aggregate amount of approximately $7.1 million.

Plan of distribution

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol for common stock	“BFRI”

The number of shares of common stock to be outstanding after this offering is based on 26,699,002 shares of our common stock outstanding as of November 2, 2022, and assumes the exercise of the warrants into 4,285,715 shares of common stock. The number of shares of common stock to be outstanding after this offering excludes:

●	1,492,394 shares of common stock issuable upon the exercise of warrants issued as part of our initial public offering in November 2021;
●	3,419,000 shares of common stock issuable upon the exercise of warrants issued in connection with a previous private placement in May 2022;
●	2,579,932 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan; and
●	403,628 shares of our common stock that may be issued upon the full exercise of the Unit Purchase Options issued in connection with our initial public offering and a private placement in December 2021.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the risks and uncertainties set forth under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K , which is incorporated by reference herein, as well as the other information in this prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Form 10-K, before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to This Offering and Ownership of Our Common Stock

As of November 2, 2022, Biofrontera AG beneficially owns approximately 29.96% of our outstanding shares of common stock and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or yours in the future

As of November 2, 2022, Biofrontera AG beneficially owns in the aggregate approximately 29.96% of our outstanding voting stock and will continue to exert significant influence on the company. If all of the outstanding warrants issued in connection with our initial public offering and all of the warrants held by the Selling Stockholders were exercised, Biofrontera AG’s beneficial ownership would be further reduced to approximately 22.30%. However, even if Biofrontera AG’s beneficial ownership was reduced to 22.30% or lower, it may continue to have a significant portion (and perhaps even a majority) of the voting power in a shareholder meeting. As a result, Biofrontera AG could have the ability to significantly influence us through this ownership position. Biofrontera AG may be able to determine all matters requiring stockholder approval. For example, Biofrontera AG may be able to control elections of directors, amendments of our organizational documents, our financing and dividend policy and approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Moreover, because of the significant ownership position held by Biofrontera AG and our classified board structure, new investors may not be able to effect a change in the Company’s business or management, and therefore, stockholders would be subject to decisions made by management and Biofrontera AG.

Biofrontera AG’s interests may differ from our interests and the interests of our other stockholders, and therefore actions Biofrontera AG takes with respect to us, as a significant shareholder, including under the Ameluz LSA, may not be favorable to us or our public stockholders. For a discussion of the risks related to our license agreement with Biofrontera AG, see “Risk Factors—Risks Related to the License and Supply Agreements and Our Licensed Products” in our Form 10-K.

Furthermore, Biofrontera AG is a public company with a comparatively low amount of shares that are regularly traded and several shareholders who each hold a significant stake in Biofrontera AG. Any of these shareholders may exert their influence on Biofrontera AG by voting in favor of proposals that are in their individual interest or electing members to Biofrontera AG’s supervisory board who could act to align Biofrontera AG’s actions with the interests of such shareholders. Under German law, company management must obtain the consent of the supervisory board for certain actions. Since 2017, several legal actions have been filed by one of Biofrontera AG’s significant shareholders opposing resolutions passed at the shareholders’ meetings, including actions for annulment and rescission of resolutions related to financing transactions undertaken by Biofrontera AG and they could seek to cause Biofrontera AG to take actions as our significant shareholder that no longer support our strategy as set forth in this prospectus and may be contrary to the interests of our other stockholders.

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If Biofrontera AG sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.

Although Biofrontera AG holds less than the majority of the voting power of our common stock, it may still exert a controlling influence over us, since many shares of our common stock are held by retail investors who may not vote at shareholder meetings. The ability of Biofrontera AG to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock held by our other stockholders, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Biofrontera AG on its private sale of our common stock. Additionally, if Biofrontera AG privately sells its controlling equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Biofrontera AG sells a controlling interest in our company to a third party, our indebtedness may be subject to acceleration, and our other commercial agreements and relationships, including any remaining agreements with Biofrontera AG, could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial condition and results of operations.

Provisions of our outstanding warrants could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our certificate of incorporation, our bylaws, certain provisions of our outstanding warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of our outstanding warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Our share price may be volatile, and you may be unable to sell your shares and/or warrants at or above the offering price.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the success of existing or new competitive products or technologies;
●	regulatory actions with respect to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi® or our competitors’ products;
●	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;
●	announcements of innovations by us, our Licensors or our competitors;
●	overall conditions in our industry and the markets in which we operate;
●	market conditions or trends in the biotechnology industry or in the economy as a whole;
●	addition or loss of significant healthcare providers or other developments with respect to significant healthcare providers;

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●	changes in laws or regulations applicable to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi®;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	announcements by us, our Licensors or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	issuance of new or updated research or reports by securities analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	disputes or other developments related to the patents covering our licensed products, and our Licensors’ ability to obtain intellectual property protection for our licensed products;
●	security breaches;
●	litigation matters;
●	announcement or expectation of additional financing efforts;
●	sales of our common stock by us or our stockholders;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and
●	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on 26,699,002 shares of common stock outstanding as of November 2, 2022, upon the closing of the sale of our common stock being offered by the Selling Stockholders, we will have 30,984,717 shares of common stock outstanding.

All of the common stock sold by the Selling Stockholders will be freely tradable without restrictions or further registration under the Securities Act.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

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Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

In the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue common stock to employees, consultants and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans or the Unit Purchase Option, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. For more information, see the section of our Form 10-K captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contains provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Furthermore, in October 2022, we implemented a stockholder rights plan (the “Rights Agreement”), also called a “poison pill,” that may have the effect of discouraging or preventing a change of control by, among other things, making it uneconomical for a third party to acquire us without the consent of our board of directors. Although the Rights Agreement was adopted to safeguard the interest of all shareholders against undervalued, unsolicited or inadequate partial tender offers should they arise, the Rights Agreement could also discourage third parties from making any offer for our common stock, even offers that might be deemed by stockholders to be adequately valued.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Securities and Certificate of Incorporation—Anti-Takeover Provisions.”

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or our stockholders;

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●	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and
●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. If a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
●	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;
●	our ability to compete effectively in selling our licensed products;
●	changes in our relationship with our Licensors’
●	Our Licensors’ ability to manufacture our licensed products;
●	our ability to expand, manage and maintain our direct sales and marketing organizations;
●	our actual financial results may vary significantly from forecasts and from period to period;
●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;
●	our ability to market, commercialize, achieve market acceptance for and sell our licensed products and product candidates;
●	market risks regarding consolidation in the healthcare industry;
●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for procedures using our products significantly declines;
●	the ability of our Licensors to adequately protect the intellectual property related to our licensed products and operate their business without infringing upon the intellectual property rights of others;
●	our ability to market, commercialize, achieve market acceptance for and sell our licensed products;
●	the fact that product quality issues or product defects may harm our business;
●	any product liability claims;
●	our ability to transition to being a public company;
●	the progress, timing and completion of our Licensors’ research, development and preclinical studies and clinical trials for our licensed products and our Licensors’ ability to obtain the regulatory approvals necessary for the marketing of our licensed products in the United States;
●	the impact of extraordinary events, such as the current novel coronavirus (“COVID-19”) pandemic and its evolving nature; and
●	those risks listed in the sections of our Form 10-K entitled “Risk Factors” and in our other filings with the Securities and Exchange Commission, or SEC.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC, and the documents attached as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders.

Upon the exercise of the warrants for an aggregate of 4,285,715 shares of common stock assuming all payments are made in cash and there is no reliance on cashless exercise provisions, however, we will receive the exercise price of the warrants, or an aggregate amount of approximately $7.1 million. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Stockholders.

There is no assurance the warrants will be exchanged for cash. We intend to use such proceeds, if any, for general corporate purposes, including working capital.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of November 2, 2022, for each person or group know to us who beneficially owns more than 5% of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable, and restricted stock units that have vested or will vest, within 60 days of November 2, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each person listed on the table is c/o Biofrontera Inc., 120 Presidential Way, Suite 330, Woburn, Massachusetts 01801.

Name of beneficial owner	Common Stock beneficially owned	% of Common Stock Owned	Options exercisable and restricted stock units vesting within 60 days(1)(2)
5% or more stockholders:
Biofrontera AG Hemmelrather Weg 201 D-51377 Leverkusen, Germany(3)	8,000,000	29.96%	—
Abshagen Consulting GmbH Burgunderweg 8 Weinheim, Germany, 69469	3,148,042	11.79%	—
Wilhelm Konrad Thomas Zours Ziegelhäuser Landstrasse 1 Heidelberg, Germany, 69120(4)	1,177,676	4.41%	—

Named executive officers and directors:
Hermann Lübbert	113,379	*	37,415
Erica Monaco	56,689	*	18,707
Fred Leffler	—	—
John J. Borer	—	—	12,833
Loretta M. Wedge, CPA, CCGMA	—	—	12,833
Beth J. Hoffman, Ph.D.	—	—	12,833
Kevin D. Weber	—	—	12,833

All current directors and executive officers as a group (7 persons)	170,068	*	107,454

* Represents less than 1% of the Company’s outstanding shares of common stock.

(1)	On December 9, 2021, the Company granted options to purchase shares of common stock at an exercise price of $4.77 per share up to (a) in the case of Prof. Dr. Lübbert, 113,379 shares and (b) in the case of Ms. Monaco, 56,689 shares. The options vest in three equal annual installments beginning on December 9, 2022. The 37,415 shares for Prof. Dr. Lübbert and the18,707 shares for Ms. Monaco represent the options under such grants that will have vested within 60 days of the date of this prospectus.
(2)	On May 18, 2022, the Company granted non-qualified stock options to each of the non-employee directors to purchase 22,000 shares of common stock with an exercise price of $2.61. The non-employee director options vest in equal monthly installments following the date of grant. The 12,833 shares reported in the table above for each non-employee director represent the options that will have vested within 60 days of the date of this prospectus.
(3)	Information is based upon a Schedule 13G/A filed with the SEC on February 10, 2022 by Biofrontera AG.
(4)	According to a Schedule 13D/A (“Zours Schedule 13D”) filed by Deutsche Balaton Aktiengesellschaft (“DB”), VV Beteiligungen Aktiengesellschaft (“VVB”), Delphi Unternehmensberatung Aktiengesellschaft (“DU”), Wilhelm Konrad Thomas Zours, Alexander Link and Rolf Birkert on September 19, 2022, Mr. Zours owns a majority interest in DU and is the sole member of the boards of management of VVB and DU. DU owns a majority interest in VVB. VVB owns a majority interest in DB and DB holds 1,177,676 shares of common stock. In the Zours Schedule 13D, Mr. Zours also claims to have voting and dispositive power over the shares of Biofrontera Inc. held by Biofronteras AG.

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DESCRIPTION OF SECURITIES AND CERTIFICATE OF INCORPORATION

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of (i) 300,000,000 shares of common stock, par value $0.001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. No preferred stock has been issued by us.

The following summary describes the material provisions of our common stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Stockholder Rights Plan

On October 13, 2022, the Board of Directors of Biofrontera adopted a stockholder rights plan, as set forth in the Stockholder Rights Agreement, dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent. The information regarding the stockholder rights plan contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the SEC on October 14, 2022 is incorporated herein by reference.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.

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Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to the Offering and Ownership of our Common Stock—We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to the Offering and Ownership of Our Common Stock—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by (i) the president or (ii) the president or secretary acting upon the written request of a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, including the removal of directors.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. We have employment agreements with each of our executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is employed by us or our affiliates acting in their capacity as an employee or director of us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or any subsidiary. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Biofrontera Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Biofrontera Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Trading Symbol and Market

Our common stock is traded on The Nasdaq Capital Market under the symbol “BFRI.”

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PRIVATE PLACEMENT OF THE COMMON STOCK AND WARRANTS

Warrant Repricing

On July 26, 2022, the Company entered into a warrant exercise inducement offer letter (the “Inducement Letter”) with a certain Selling Stockholder pursuant to which such Selling Stockholder agreed to exercise for cash its existing warrants to purchase 2,857,143 shares of Common Stock issued by us to such Selling Stockholder in a private placement in December 2021 (the “Existing Warrants”), in exchange for the Company’s agreement to (i) lower the exercise price of the Existing Warrants to $1.62 and (ii) issue new warrants (the “Inducement Warrants”) to purchase up to 4,285,715 shares of Common Stock. The Inducement Warrants were issued to such Selling Stockholder on July 27, 2022.

The Inducement Warrants are exercisable on or after January 27, 2023 at a price per share of $1.66 and expire on December 1, 2026. The Selling Stockholder holding the Inducement Warrants has contractually agreed to restrict its ability to exercise the Inducement Warrants such that the number of shares of the Company’s common stock held by such Selling Stockholder and its affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock. The Selling Stockholder holding the Inducement Warrants may increase or decrease these limitations upon notice to the Company, but in no event will any such limitation exceed 9.99%.

Pursuant to the Inducement Letter, we are required to confidentially submit a resale registration statement on Form S-1, or the Resale Registration Statement, with the Securities and Exchange Commission, or the SEC, to register for resale the shares of common stock underlying the Inducement Warrants and to have the Resale Registration Statement declared effective within 60 days of the confidential submission. The Company will be obligated to pay certain liquidated damages if the Company fails to file the Resale Registration Statement when required, fails to file or cause the Resale Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Resale Registration Statement pursuant to the terms of the Registration Rights Agreement.

Private Exchange

On October 25, 2022, we entered into private exchange agreements with certain holders of options to acquire ordinary shares, nominal value €1.00 per share (the “AG Options”), of Biofrontera AG, a German stock corporation having its registered seat in Leverkusen, registered in the commercial register of the local court of Köln under HRB 49717, pursuant to which the parties agreed to a negotiated private exchange of 3,148,042 shares of our common stock in exchange for the AG Options. The AG Options represent the right to acquire 2,623,365 ordinary shares, of Biofrontera AG held by the shareholders, representing an exchange ratio of approximately 1 AG share to 1.2 shares of the Company’s common stock.

The options are immediately exercisable and the exercise period ends on November 30, 2022. There is no additional cost to exercise the AG Options.

The shares were issued in a private negotiated exchange exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The private exchange agreements provide that we will file a registration statement registering the shares for resale as soon as practicable following the delivery of the shares.

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SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders hereby, includes shares of common stock issuable to a certain Selling Stockholder, upon exercise of the Inducment Warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of the Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of common stock and warrants, as of November 2, 2022. The third column lists the shares of common stock being offered by the Selling Stockholders as part of this public offering. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

In accordance with the terms of the Inducement Letter with the Selling Stockholders, this prospectus covers the resale of the maximum number of shares of common stock issuable upon exercise of the Inducement Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants.

Under the terms of the Inducement Warrants, the holder of such warrants may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Armistice Capital Master Fund Ltd. c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, New York 10022	7,704,715	(1)	4,285,715	3,419,000	(2)
Abshagen Consulting GmbH Burgunderweg 8 Weinheim, Germany, 69469	3,148,042		3,148,042	0

(1) The shares of Common Stock reported herein are held by the Master Fund and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the total number of shares reported herein, 3,419,000 shares are issuable only upon the exercise of the warrants issued in connection with a private placement of shares and warrants in May 2022 and the 4,285,715 shares offered hereby are issuable only upon the exercise of the warrants issued in connection with a private placement of warrants in July 2022, which are subject to a beneficial ownership limitation that prohibits the Master Fund from exercising any portion of those warrants if such exercise would result in the Master Fund owning a percentage of our outstanding Common Stock exceeding 4.99% after giving effect to the issuance of common stock in connection with the Master Fund’s exercise of any portion of its warrants.

(2) These shares are registered on a separate registration statement (the “Other Resale Registration Statement”) on Form S-1 filed with the SEC on June 7, 2022 and declared effective by the SEC on June 9, 2022 and the warrants may be exercised any time on or after November 17, 2022 at an exercise price of $2.77 per share. The offering under the Other Resale Registration Statement may be completed prior to or concurrently with the completion of this Offering.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by one or more of the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder holding the Inducement Warrants against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by both of the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We maintain a website at www.biofrontera-us.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 11, 2022;
●	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 13, 2022, and June 30, 2022, filed with the SEC on August 12, 2022;
●	our Current Reports on Form 8-K filed with the SEC on March 8, 2022 (as amended on May 24, 2022), April 5, 2022, May 20, 2022 , May 24, 2022, July 28, 2022, October 14, 2022, October 24, 2022 and October 31, 2022;
●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 20, 2021, including any amendments or reports filed for the purposes of updating this description; and
●	the description of our stockholder rights plan contained in our registration statement on Form 8-A filed with the SEC on October 14, 2022, including any amendments or reports filed for the purposes of updating this description; and

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Biofrontera Inc., 120 Presidential Way, Suite 330, Woburn, MA 01801 or call 781-245-1325. You also may access these filings on our website at www.biofrontera-us.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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7,433,757 Shares of Common Stock Offered by the Selling Stockholders